EXHIBIT (a)(1)(vi)

SYMMETRICOM, INC.

ELECTION TO EXCHANGE STOCK OPTIONS

Name of Optionee:

Social Security Number (last 4 digits):

I have received and read the offer to exchange, dated May 28, 2003, including the schedules thereto (the Offer to Exchange), and this election to exchange form (the Election Form which, together with the Offer to Exchange, as each may be amended from time to time, constitutes the Offer). All capitalized terms used in this Election Form but not defined have the same respective meanings as in the Offer to Exchange.

Upon the terms and subject to the conditions of the Offer, I understand that I may elect to exchange my eligible options identified on this Election Form, for the number of shares of restricted stock set forth below, with any fractional restricted stock interests first being aggregated and then being rounded up to the nearest whole unit.

By executing and delivering this Election Form, I acknowledge and agree that:

•	Symmetricom’s acceptance of all of the eligible options I elect to exchange pursuant to the Offer (the Tendered Options) will constitute a binding agreement between Symmetricom and me upon the terms and subject to the conditions of the Offer. Upon Symmetricom’s acceptance of the Tendered Options, (1) all the Tendered Options will be cancelled and I will have no right to purchase stock under the terms and conditions of the cancelled Tendered Options and (2) all my option agreements relating to the Tendered Options will be automatically rendered null and void and I will have no right to purchase stock under the terms and conditions of the cancelled option agreements;

•	under the circumstances set forth in the Offer to Exchange, Symmetricom may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange. In such event, the Tendered Options will not be accepted and the options and the option agreements related to them will remain in effect and unchanged;

•	the restricted stock to be issued to me in the exchange will be governed by the provisions, restrictions, terms, conditions and other limitations, and will vest in accordance with the vesting schedule, set forth in the restricted stock award attached as Schedule A to the Offer to Exchange (the Restricted Stock Award); if I cease to be an employee of Symmetricom or one of its subsidiaries prior to the final vesting date of the restricted stock, other than by reason of my death or disability (which terms are defined in the Restricted Stock Award), and all or some of the restricted stock I receive in the exchange remain unvested on such date, then I will forfeit such unvested restricted stock;

•	I will pay to Symmetricom, in cash, an amount necessary to satisfy the minimum amount of taxes required to be withheld;

•	in order to receive restricted stock in the exchange, I must be an officer listed on Schedule C to the Offer to Exchange, a United States resident and I must continue to be employed by Symmetricom and hold eligible options from the date I elect to exchange eligible options through the date of Symmetricom’s acceptance of the Tendered Options; and

•	Symmetricom has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the Offer.

I understand that I will not be eligible to receive any new option grants until the date that is at least six months and one day after the expiration of the Offer.

I hereby give up my entire ownership interest in the options listed below. I understand all of these options will become null and void on June 24, 2003, unless this Offer to Exchange is extended. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 9:01 P.M., Pacific Time, on June 24, 2003, unless the Offer to Exchange is extended by Symmetricom in its sole discretion, in which case the Offer to Exchange will become irrevocable upon expiration of the extension.

I hereby elect to exchange and cancel the following options (an option is defined as all or none of the options granted to me on a single grant date and at the same exercise price):

		Option Grant Date	Number of Option Shares Outstanding	Option Exercise Price	Exchange Ratio	Number of Shares of Restricted Stock
1.	Option granted on:			$

2.	Option granted on:			$

3.	Option granted on:			$

4.	Option granted on:			$

5.	Option granted on:			$

6.	Option granted on:			$

7.	Option granted on:			$

8.	Option granted on:			$

Optionee’s Signature	Date

Optionee’s Name

By signing and returning the Election Form, I represent and warrant to Symmetricom:

•	I have full power and authority to elect to tender the Tendered Options and, when and to the extent the Tendered Options are accepted for exchange by Symmetricom, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer, other than pursuant to the applicable option agreements, and the Tendered Options will not be subject to any adverse claims; and

•	upon request, I will execute and deliver any additional documents deemed by Symmetricom to be necessary or desirable to complete the exchange of my Tendered Options.

Participation Instructions:

1.  Complete this form and send it to our office by internal mail, facsimile ((408) 876-6409) or post to Symmetricom, Inc., 2300 Orchard Parkway, San Jose, California 95131-1017, Attn: Bill Dee, Vice President, Controller as soon as possible. This form must be received by us before 9:01 P.M. Pacific Time on Tuesday, June 24, 2003, unless the Offer to Purchase is extended by Symmetricom in its sole discretion. Delivery by e-mail will not be accepted.

2.  Ensure that you receive a confirmation of receipt from Symmetricom within five (5) business days.

Symmetricom, Inc. hereby accepts this Election to

Exchange Stock Options and agrees to honor this election.

[Name & Title of Authorized Signatory]	Date